Exhibit 10.2

Offer letter of employment for Robert B. Pelletier

Robert Pelletier	August 16, 2006

Dear Bob,

On behalf of Panacos Pharmaceuticals, Inc. (“Panacos” or “the Company”), I am very pleased to extend an offer of employment to you. The following summarizes the terms of your anticipated employment with Panacos. Of course, not all of the terms and requirements of your employment can be set forth in this letter, and I encourage you to contact me or Stephen Andre in Human Resources with any questions you may have.

1. Position: Your initial position will be as Vice President of Finance and Acting Principal Accounting Officer reporting to the CFO. As a Panacos employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Starting Date/Nature of Relationship: Your employment with Panacos will begin on August 28, 2006. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment at Panacos is at-will employment, which may be terminated by you or Panacos at any time for any reason with or without advance notice.

3. Compensation/Benefits: Your initial Base Pay shall be annualized at $200,000 minus customary deductions for federal and state taxes and the like, and shall be paid in accordance with the Company’s usual payroll practices. Assuming you are still employed by Panacos at the time of payment, you will also be eligible to receive an Annual Cash Bonus targeted at 20% of your annual Base Pay, at the end of each calendar year that you are employed by the Company. The award and amount (which may be less than or greater than the target amount) of any Annual Cash Bonus shall be determined at the sole discretion of Panacos, based on the achievement of mutually agreed upon performance goals (both individual and Company) and your continued employment with the Company. Any Annual Cash Bonus will be paid within sixty (60) days following the end of the year to which it relates. Any annual Cash Bonus for 2006 will be pro-rated based on your start date.

In connection with your employment, and subject to approval of the Panacos Board of Directors, you will be granted an initial option to purchase 100,000 shares of common stock (“Initial Option Grant”) in Panacos at fair market value at the time of grant, pursuant to the terms of a formal stock option agreement. Neither the formal Stock Option Certificate nor any applicable Panacos stock plan creates any obligation on the Company’s part to employ you for any particular period of time. The options, which to the extent permitted by law shall be incentive stock options, will become exercisable on a time-based basis at the rate of 1/48th per month beginning on September 28, 2006 and continuing as set forth in your stock option certificate. Subject to Section 5 below and the terms of your Stock Option Certificate and the applicable stock option plan, upon termination of employment, you shall have three months to exercise any unexercised, vested options.

In addition to your compensation, you may take advantage of various benefits offered by the Company, including Panacos’ medical, disability and life insurance, dependent care and medical flexible spending plans, 401(k) plan, and paid vacation and holiday time. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Company. Panacos’ present benefit structure and other important information about the benefits for which you may be eligible are available from Human Resources. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Vacation and holidays are governed by Company policy. Subject to those policies, you will be eligible to accrue up to 4 weeks of vacation and 10 holidays each year. Should you ever have any questions about Panacos benefits, you should ask the Company for a copy of the applicable plan document or policy.

4. Confidentiality/Proof of Employability: Our offer is contingent on your execution of the attached Employee Non-Disclosure, Non-Competition and Inventions Agreement. This Agreement is necessary to protect the Company’s trade secrets, confidential information and/or goodwill. Also, your employment is contingent on your provision of all documents required to verify your eligibility to work in the United States.

5. Termination of Employment/Severance and Other Benefits: As stated, your employment with Panacos is at-will, which means that either you or Panacos may end the employment relationship at any time, for any reason, with or without notice. Not withstanding the foregoing, if you are terminated as set forth in this section, the Company will provide you with the severance and benefits set forth in this section, conditioned upon your timely execution of a separation agreement, in a form acceptable to the Company, containing a general release of claims against the Company.

a. If your employment is terminated by the Company without Cause (as defined in the Addendum, attached hereto) or if you resign for Good Reason (as defined in the Addendum), then in exchange for a complete release of claims by you, the Company will pay you severance of six month’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for six months following the termination date. In addition, you will have twelve months from the date of your termination to exercise any stock options that are exercisable as of your termination date, provided that such extension may cause the options to become non-qualified options.

b. If, within twelve months following a Change of Control (as defined in the Addendum), your employment is terminated by you for Good Reason (as defined in the Addendum) or by the Company for reasons other than Cause (as defined in the Addendum), then in lieu of 5(a) and in exchange for a complete release of claims by you, the Company will pay you severance of one year’s base pay, paid out over time in accordance with the Company’s then-current payroll practices, and will continue to pay its portion of the cost to continue your medical and dental coverage for one year following the termination date. In addition, any outstanding options shall become automatically exercisable at the time of such termination or resignation and shall be reflected in the terms of your Stock Option Certificate. You will have twelve months from the date of your termination to exercise any exercisable stock options.

6. Certifications: You hereby agree, represent and warrant that (i) neither your execution of this offer letter nor your becoming an employee of Panacos will cause you to be in violation of any post-employment restrictive covenants (e.g., non-competition/confidentiality agreements) with any prior employer; (ii) you understand that the Company will not ask for nor accept any confidential information belonging to any such employer; and (iii) you will honor all such valid agreements.

7. Miscellaneous: This letter, together with the attached Addendum, the Employee Non-Disclosure, Non-Competition and Inventions Agreement, and your Incentive Stock Option Certificate, constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment.

The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with your employment with Panacos, or any separation of employment (whether voluntary or involuntary) from Panacos, shall be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and returning it to Stephen Andre.

Sincerely,

/s/ Peyton Marshall
Peyton Marshall
CFO and Acting CEO

Agreed and Accepted

/s/ Robert Pelletier
Robert Pelletier

Date:	August 17, 2006
(Please date after you sign)